Exhibit 10.8

GLOBAL INDEMNITY GROUP, LLC

ANNUAL INCENTIVE AWARDS PROGRAM

(As Amended and Restated Effective as of August 28, 2020)

I. Background.

Effective August 28, 2020, the transactions contemplated by that certain Scheme of Arrangement and Amalgamation (the “Scheme”) between Global Indemnity Limited (“GI Limited”), New CayCo (“New CayCo”) and certain shareholders were consummated which together with the subsequent merger (together with the Scheme, the “Reorganization”) of New CayCo with and into Global Indemnity Group, LLC, a Delaware company (the “Company” or “GI Delaware”), resulted in, among other things, the Company becoming the ultimate parent holding company of the Global Indemnity group of companies.

Prior to the Effective Time, the Program was sponsored by GI Limited. In connection with and upon the consummation of the Reorganization, the Company assumed the sponsorship of the Program and GI Limited’s existing obligations with respect to Awards granted and outstanding under the Program.

II. Purpose: The purposes of this Annual Incentive Awards Program (the “Program”) are:

A.	To encourage increased efficiency and profitability of the Company; and

B.	To reward Participants’ contributions to corporate success.

III. Compensation Philosophy.

GI Delaware wishes to provide a comprehensive, competitive compensation program for its officers and certain other employees. The Program is intended to be an integral part of the total compensation opportunity offered by the organization to such employees. This incentive program is an adjunct to other forms of compensation provided by GI Delaware and its subsidiaries.

IV. Definition of Terms.

For purposes of the Program, terms have meanings as follows:

A.	“Award” means the amount earned by a Participant pursuant to the provisions of the Program.

B.

“Base Salary” means a Participant’s W-2 wages for a calendar year excluding any extraordinary compensation such as bonuses, stock options, deferred compensation or benefits which are taxable for federal income tax purposes. For purposes of the Program, Base Salary shall also include, however, any salary deferrals which represent the employee’s portion of contributions to a qualified benefit plan or deferred compensation plan offered by GI Delaware and subsidiaries.

C.

“Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive any payments due from the Program in the event of the Participant’s death. Such a designation may, without notice to the Beneficiary, be changed or revoked by the Participant at any time and from time to time. The designation of the Beneficiary, and any change or revocation thereof, shall be made in writing and shall not be effective unless and until filed with and acknowledged by the Committee.

If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the amount payable from the Program shall be paid to the Participant’s estate.

If a person designated as a Beneficiary shall be a minor or a person who has been judged legally incompetent, GI Delaware shall make payment on behalf of such Beneficiary to the Beneficiary’s guardian or conservator, but only if such guardian or conservator has provided to the Committee documentary evidence satisfactory to it as to the legal, valid and continuing authority of such guardian or conservator to act on behalf of such Beneficiary. Upon payment to such guardian or conservator, neither the Company’s Board of Directors (the “Board”), GI Delaware, the Committee or any other agent, employee or officer of any of them shall have any further liability for such payment.

D.	“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

E.	“Committee” means the Compensation & Benefits Committee of GI Delaware, as designated from time to time by the Board, or its designee.

F.

“Disability” means (i) “disability” as defined by long-term disability plan maintained by GI Delaware or by the subsidiary or division thereof by which the Participant is employed and under which the Participant is covered or (ii) as determined by the Committee in its reasonable judgment.

G.	“Participant” means any employee of GI Delaware or subsidiary who has been designated by the Committee as eligible to participate in the Program.

H.	“Performance Goals” means the objective performance goals established by the Committee.

I.	“Program Year” means a twelve-month consecutive period commencing on each January 1 and ending on each December 31.

J.	“Retirement” means the Participant’s voluntary resignation in circumstances acceptable to the Committee.

V. Designation of Participants.

A.

The Participants shall be those employees (or class of employees) of GI Delaware and subsidiaries who are designated by the Committee as being eligible to participate in the Program. The Committee shall create different sets of Award opportunities (“Tiers”) and shall assign Participants to such Tiers. With respect to some or all Participants, the Committee may designate, should it so choose, certain employees who would determine eligibility, Award opportunities and/or Award amounts from a bonus pool designated by the Committee for such Participants (or Tiers thereof).

B.

In order to be eligible to be a Participant for any Program Year, an individual must meet the criteria set forth in the Program both at the beginning and the end of the Program Year, except in those cases where a Participant’s employment with GI Delaware and its subsidiaries has terminated due to Retirement, death or Disability, as provided in Section VII. Any deviation from this clause requires the prior written approval of the Committee.

VI. Awards for Participants:

A.

Basis for Earning Awards: Unless otherwise provided herein, Participants shall earn an Award on the basis of achievement of the Performance Goals, as such goals are selected and determined by the Committee. If the Committee so elects, certain Participants may be eligible for discretionary bonuses based on their individual performance.

B.	Award Opportunities:

A Participant’s Award opportunity shall be determined by the Committee, or its designee, as provided in Section V, and may provide for different levels of Awards depending on varying achievement of the Performance Goals.

Award opportunities under the Program may be expressed as a percentage of the Base Salary, and may range from 5% to 200%, or may be expressed as specific dollar amounts; provided that in no event shall an Award under the Program exceed $1,000,000.

C.	Determination of Awards Earned:

The Committee shall establish the specific Performance Goals which must be attained in order to receive Awards hereunder.

Upon receipt of the audited financials for the Company, the Committee (or with respect to Committee-designated Participants, such Participants’ supervisors) shall determine whether and to what extent the Performance Goals for the Program Year were achieved. The Committee may, in its sole discretion, disregard (or adjust for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than or more than what the Participant’s Award would otherwise be hereunder.

VII. Payment of Awards.

A Participant shall be entitled to receive payment in an amount equal to his/her Award no later than March 15 of the year following the Program Year to which payment relates. Notwithstanding the foregoing, to be eligible for payment of an Award for any Program Year, a Participant must be continuously employed by GI Delaware or its subsidiaries through the close of the Program Year, except in the case of a Participant whose employment terminates on account of Retirement, death, or Disability. In the case of a Participant whose employment has terminated during the Program Year due to Retirement, death or Disability, that Participant or his/her Beneficiary shall qualify for a pro-rated portion of the Participant’s Award, based on (i) the number of complete calendar months of service which the Participant completed during that Program Year and (ii) the actual achievement of the Performance Goals for such Program Year, to be paid on or about the same time Awards are paid to active Participants under the Program. Any deviation from this clause requires the prior authorization of the Committee.

Any payments due to Beneficiaries under the Program shall be paid at the time payment would otherwise have been made to the Participant, provided the identity and validity of such Beneficiary has been legally established.

Notwithstanding any other provision herein, (A) if an individual’s employment with GI Delaware and subsidiaries is terminated on account of conduct detrimental to GI Delaware’s best interests, then the Committee, in its sole discretion (and not subject to challenge by the Participant in any way), may cancel payment of any Award that has been earned under the Program but has not yet been paid and (B) if a Participant resigns for any reason prior to the payment of an Award, the Participant shall not be entitled to any payment under the Program.

VIII. Program Administration.

The Program shall be administered by the Committee. The Committee shall have the authority to (i) interpret the Program in its sole and absolute discretion based upon the Program’s provisions, (ii) certify attainment of Performance Goals, and (iii) make all other determinations necessary or desirable for the Program’s administration; and such decisions of the Committee shall be final, conclusive and binding on all parties.

The designation of an individual as a Participant for a particular Program Year shall not confer upon such individual the right to be designated as a Participant in a subsequent Program Year.

An individual who has been designated by the Committee as a Participant for a Program Year shall be notified in writing no later than April 30 of the Program Year of such designation.

GI Delaware shall deduct from any distributions made to Participants or Beneficiaries under the Program any applicable federal, state or local taxes which GI Delaware may be required to deduct under the law and all amounts distributed under the Program are stated herein before any such deductions.

No Participant or other person shall have an interest in any fund or any specific assets of GI Delaware and subsidiaries by reason of being a Participant in the Program or any right to receive any distribution under the Program except and to the extent expressly provided in the Program.

The designation of an individual as a Participant under the Program shall not be construed as conferring upon such individual any right to remain in the employ of GI Delaware and subsidiaries. With respect to any Participant, GI Delaware and subsidiaries’ right to discipline, promote, demote, reassign or terminate for any reason they deem fit shall not be affected in any manner by reason of such individual’s designation as a Participant in the Program.

All questions or controversies arising in any manner between the parties or persons in connection with the Program or its operation, whether as to any claim for benefits, or as to the construction of language or meaning of the Program, or rules and regulations adopted by the Committee, or as to any writing, decision, instrument or account in connection with the operation of the Program or otherwise, shall be submitted to the Committee for decision.

IX. No Assignment or Alienation.

Except as otherwise required by law, no right or interest (which right shall simply be a contractual right) of any Participant hereunder shall be assigned, transferred or pledged voluntarily or involuntarily and any attempt to do so shall be void, nor shall such rights or interests be subject to attachment or other claims of creditors.

X. General.

All actions taken or determinations made by the Committee shall be final and binding and all concerned and nothing in the Program shall be deemed to give any Participant, Beneficiary, legal representatives or assigns any right to participate in the Program except as determined by the Committee pursuant to the provisions in the Program.

XI. Program Amendment and Termination.

The Company reserves the right in the Board (or a duly authorized committee thereof) to amend, suspend or terminate the Program or to adopt a new plan in place of the Program at any time; provided, that no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Program Year otherwise payable hereunder.

XII. Governing Law.

The Program and any amendments thereto shall be construed, administered, and governing in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

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